Exhibit (b)(2)

October 11, 2010

Giraffe Holding, Inc.

111 Huntington Avenue

Boston, MA 02199

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Bain Capital Fund X, L.P. (the “Fund”), subject to the terms and conditions contained herein, to purchase certain equity interests of Giraffe Holding, Inc., a newly formed Delaware corporation (the “Parent”). It is contemplated that, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into as of the date hereof, among the Parent, The Gymboree Corporation (the “Company”) and Giraffe Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”), Acquisition Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly-owned subsidiary of the Parent. Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

1. Commitment. The Fund hereby commits, subject to the conditions set forth herein, that, at the earlier of the Offer Closing or the Merger Closing, on or immediately prior to the funding obligations of the Parent pursuant to Sections 2.1(a), 2.1(c) and 3.2(a) of the Merger Agreement, it shall purchase, or shall cause the purchase of, equity interests of the Parent for consideration equal to $524,000,000 (the “Commitment”) to fund a portion of the Aggregate Merger Consideration and amounts that Acquisition Sub is obligated to pay in respect of tendered Company Common Stock pursuant to the Offer, in each case to be paid pursuant to the Merger Agreement, and to pay all related fees and expenses pursuant to and in accordance with the Merger Agreement. The Fund may effect the purchase of the equity interests of the Parent directly or indirectly through one or more affiliated entities; provided that it does not affect the Fund’s Commitment obligations hereunder.

2. Conditions. The Fund’s obligations under Section 1 shall be subject to (i) the execution and delivery of the Merger Agreement by the Company (and there having been no amendment to the Merger Agreement that is not approved in writing by the Fund), (ii) the satisfaction or waiver of each of the conditions to the Parent’s and Acquisition Sub’s obligations (with the prior written approval of the Fund) to consummate the transactions contemplated by the Merger Agreement and (iii) the contemporaneous funding of the Debt Financing on the terms and conditions described in the Debt Commitment Letter.

3. Guaranty. Concurrently with the execution and delivery of this letter agreement, the Fund is executing and delivering to the Company a limited guaranty related to certain of the Parent’s and Acquisition Sub’s obligations under the Merger Agreement (the “Guaranty”). Other than with respect to the Company’s rights pursuant to Section 5 of this letter agreement and the Company’s rights against the Parent and Acquisition Sub pursuant to the

Merger Agreement, the Company’s remedies against the Fund under the Guaranty shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and its security holders and affiliates against the Fund or any other Non-Recourse Party (as defined in the Guaranty), in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or the negotiation thereof, including in the event the Parent or Acquisition Sub breaches its obligations under the Merger Agreement, whether or not such breach is caused by the Fund’s breach of its obligations under this letter agreement.

4. Parties in Interest; Third Party Beneficiaries. This letter agreement shall inure to the benefit of and be binding upon the Parent and the Fund. Nothing in this letter agreement, express or implied, is intended to confer upon any person or entity other than the Parent and the Fund any rights or remedies under, or by reason of, this letter agreement or to confer upon any person or entity any rights or remedies against any person or entity other than the Parent and the Fund under or by reason of this letter agreement; provided, that the Fund acknowledges that the Company has relied on this letter agreement, and that the Company is an express third-party beneficiary hereof solely for purposes of Sections 5, 6, 8 and 10.

5. Enforceability. Prior to the earlier of the Merger Closing or the Offer Closing, this letter agreement may only be enforced by the Parent (in a manner agreed to by the Fund) and the Fund; provided, that the Company may enforce this letter agreement solely in accordance with, and to the extent permitted by, the second to last sentence of Section 8.3(c) and Section 9.9 of the Merger Agreement. The Parent’s, Acquisition Sub’s and the Company’s and their respective subsidiaries’ respective creditors shall have no right to enforce this letter agreement or to cause the Parent to enforce this letter agreement.

6. No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of the Parent, the Fund and the Company. This letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Fund or any of its affiliates, the Parent or any of its affiliates and the Company or any of its affiliates, with respect to the transactions contemplated hereby.

7. Governing Law; Jurisdiction; Venue. This letter agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this letter agreement or the actions of the Fund, the Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this letter agreement or the actions of the Fund, the Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court.

Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 7 shall affect the right of any party to serve legal process in any other manner permitted by Law, (b) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this letter agreement or the transactions contemplated by this letter agreement, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees that it will not bring any action relating to this letter agreement or the transactions contemplated by this letter agreement in any court other than the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). Each of parties agrees that a final non-appealable judgment by one of the above-named courts in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

8. Confidentiality. This letter agreement shall be treated as confidential and is being provided to the Parent solely in connection with the Merger Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Fund and the Parent. The foregoing notwithstanding, this letter agreement shall be provided to the Company and the Company and the undersigned may disclose the existence of this letter agreement to (i) its affiliates and representatives who are subject to confidentiality obligations and (ii) to the extent required by Law, the applicable rules of any national securities exchange or in connection with any securities regulatory agency filings relating to the Merger.

9. Termination. The obligation of the Fund to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Company or any of its affiliates accepting payment from the Fund under the Guaranty or the occurrence of any event which, by the terms of the Guaranty, is an event which terminates the Fund’s obligations or liabilities under the Guaranty, (c) the Company or any of its affiliates, securityholders or agents directly or indirectly asserting a claim against the Fund or any other Non-Recourse Parties (as defined in the Guaranty) in connection with this letter agreement, the Merger Agreement, the Guaranty, or any transaction contemplated hereby or thereby or otherwise relating hereto or thereto, other than a claim against the Fund under the Guaranty pursuant to the terms thereof, a claim against the Fund under this letter agreement pursuant to the terms hereof or a claim against Parent or Acquisition Sub under the Merger Agreement pursuant to the terms thereof or (d) the Effective Time following payment by the Fund of the Commitment (at which time the Fund’s obligations under this letter agreement shall be discharged).

10. No Assignment. The commitment evidenced by this letter agreement shall not be assignable by the Parent without the Fund’s and the Company’s prior written consent, which if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. The rights of the Company under this letter agreement shall not be assignable by the Company without the Fund’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Fund and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Except as expressly permitted in Section 1 hereof, no transfer of any rights or obligations hereunder by the Fund shall be permitted without the prior written consent of the Parent and the Company. Any purported assignment in contravention of this Section 10 shall be void.

11. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that the Fund is a partnership, by its acceptance of the benefits of this letter agreement, the Parent acknowledges and agrees that no person or entity other than the Fund and the Parent has any obligations hereunder and that no recourse shall be had hereunder or under any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to any Non-Recourse Party (as defined in the Guaranty) through the Parent, Acquisition Sub, the Fund or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by or through a claim by or on behalf of the Parent, Acquisition Sub, the Fund against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. Recourse against the Fund pursuant to this letter agreement shall be the sole and exclusive remedy of the Parent and all of its affiliates against the Fund in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, but nothing shall limit the Company’s rights against the Fund pursuant to Section 5 hereunder.

12. Warranties. The Fund hereby represents and warrants to the Parent that (a) it has all limited partnership power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary limited partnership action by it; (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter agreement, (d) the Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents; and (e) it has uncalled capital commitments in excess of the Commitment.

13. Miscellaneous. This letter agreement and any signed agreement or instrument entered into in connection with this letter agreement, and any amendments or waivers hereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

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Sincerely,

BAIN CAPITAL FUND X, L.P.

By:	BAIN CAPITAL PARTNERS X, L.P. its General Partner

By:	BAIN CAPITAL INVESTORS, LLC its General Partner

By:	/s/ Jordan Hitch
Name: Jordan Hitch
Title: A Duly Authorized Representative

Agreed to and accepted:

GIRAFFE HOLDING, INC.

By:	/s/ Jordan Hitch
Name: Jordan Hitch
Title: Authorized Person

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